Consent of Independent Auditors

The Board of Directors

Inergy GP, LLC:

We consent to the use of our report dated December 10, 2004, with respect to the combined balance sheets of Star Gas Propane, L.P. and Subsidiary as of September 30, 2003 and 2004, and the related combined statements of operations, comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2004 in this registration statement on Form S-3 and related prospectus of Inergy, L.P., and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that states that there is substantial doubt about the ability of Star Gas Propane, L.P.’s parent to continue as a going concern and consequently there is substantial doubt about the ability of Star Gas Propane, L.P. to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP
Stamford, Connecticut April 14, 2005